Exhibit 99.1

FOR IMMEDIATE RELEASE January 6, 2005	Contact: Michael J. Jeffries (732) 542-2800 NASDAQ Symbol: OSTE

OSTEOTECH ANNOUNCES FOURTH QUARTER 2004
IMPAIRMENT CHARGE, ADOPTION OF NEW ACCOUNTING STANDARD
AND INITIAL GUIDANCE FOR 2005

Osteotech, Inc. announced today that it had determined on December 30, 2004, that certain of its assets associated with its original processing facility in Shrewsbury, New Jersey, were impaired because the facility and these related assets would no longer be used to process tissue. Subject to review in the audit of our 2004 results, the Company expects to take a pre-tax charge of approximately $5.8 million in its fourth quarter ended December 31, 2004, which includes the cost of reinstating the facility to its former uses that will result in future cash expenditures of approximately $1.5 million. The Company estimates that the charge being taken in the fourth quarter of 2004 will result in savings of depreciation and amortization charges and operating costs of approximately $1.4 million in 2005.

Previously, the Company had announced that it expected to report revenues for the year ended December 31, 2004 in a range of $90 million to $94 million and diluted net loss per share in the range of $.02 to $.05. As a result of the above mentioned charge against earnings, the $1.1 million positive impact of selling our Ovation(TM) Polyaxial System intellectual property and inventory in the fourth quarter of 2004, and an updated review of anticipated revenues, the Company now expects revenues for the year ended December 31, 2004 to be in a range of approximately $86.5 million to $87.5 million and diluted net loss per share in the range of $.28 to $.31. The Company expects to report its actual results for 2004 at the end of February, 2005.

Further, effective January 1, 2005, the Company has elected early adoption of Statement of Financial Accounting Standards No. 151, “Inventory Costs.” The Standard, which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, but which may be adopted in fiscal years beginning after November, 2004, requires that, among other things, certain costs previously capitalized as part of inventory valuation, now be treated as period costs and be reflected in the Statement of Operations as they are incurred.

Therefore, as a result of adopting Standard No. 151 on January 1, 2005 and due to the size of our estimated implant tissue inventory at December 31, 2004, over the course of 2005, the Company expects to expense between $7.5 million and $8.0 million of costs that may otherwise have been capitalized as part of its inventory valuations. The recording of these expenses will have no impact on the Company’s cash flow in 2005.

Primarily as a result of the financial statement impact from the adoption of Standard No. 151, which will partially be offset by the net benefit to be derived in 2005 from a reduction in operating costs and depreciation and amortization expenses due to the impairment charge taken in the fourth quarter of 2004, and based on a preliminary assessment of revenues for 2005, the Company expects revenues for 2005 to grow in a range of 9% to 12%, or to $94 million to $98 million and to incur a diluted net loss per share in a range of $.45 to $.48.

However, because of anticipated continuing growth in revenues, continuing productivity and cost efficiency initiatives and reduced levels of depreciation and amortization charges from our original processing facility, all leading to expected improvements in gross profit margins, the Company anticipates returning to profitability in 2006.

Richard W. Bauer, Osteotech’s Chief Executive Officer, stated, “In our third quarter 2004 earnings release and conference call, we indicated the many things underway to turn our domestic tissue business around towards revenue and profit growth. Those activities continue to be pursued aggressively. Since all our processing is now being conducted in our new state-of-the-art facility, the fact that we will write-off our original processing operations, has no impact on those growth activities. Additionally, the new accounting rule regarding inventory costing issued in November, 2004 is being adopted by the Company in January, 2005 as permitted by the Financial Accounting Standards Board and will result in an anticipated negative impact on 2005 earnings. With this behind us, we will enter 2006 in a positive revenue growth mode and our profitability will be greatly enhanced due to this revenue growth, ongoing productivity initiatives within the Company, and the reduced depreciation and amortization charges and operating costs from our original processing operations.”

Mr. Bauer will host a conference call on January 7, 2005 at 9:00 a.m. Eastern Time to discuss this announcement. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 1:00 p.m. Eastern Time, January 7, 2005 through 11:55 p.m., January 14, 2005 by dialing (706) 645-9291 and indicating access code 3227379.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for each of the first three quarters of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of January 5, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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